UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014 (April 10, 2014)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

(954) 900-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Item 7.01. Regulation FD Disclosure

The following information is furnished under Item 2.02, “Results of Operations and Financial Condition,” Item 3.01 “Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.” and Item 7.01 “Regulation FD Disclosure”. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On July 9, 2014, the Company issued a news release on the subject of the Company’s increase in stockholders’ equity as a result of the sale of shares of the Company’s common stock and the Company’s expected earnings for the fiscal quarter ended June 30, 2014. The Company estimates that its net income for the second quarter will be greater than $1.4 million, although this amount is subject to potential adjustment.

Based on the completion of these sales, together with the Company’s estimated net income for the fiscal quarter ended June 30, 2014, the Company believes that its stockholders’ equity will exceed the $2.5 million minimum threshold required to maintain the Company’s listing on NASDAQ.

The press release is attached hereto as Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities.

On April 10, 2014, the Company sold 41,000 shares at a price of $1.24 per share (or an aggregate amount of $51,000) to a single investor. On July 1, 2014, the Company sold an additional 714,286 shares at a price of $1.12 per share (or an aggregate amount of $800,000) to a single investor.

The Company sold the shares in reliance upon the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) set forth in Section 4(2) of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated July 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 9, 2014	By:	/s/ Thomas Procelli
Thomas Procelli
Chief Operating Officer